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                                                                     EXHIBIT 2.2
                                  MATTEL, INC


                          SALE AND PURCHASE AGREEMENT
                                AMENDMENT NO. 1

                                    October 12, 2000

GTG/Wizard, LLC
c/o Gores Technology Group
10877 Wilshire Boulevard, Suite 1805
Los Angeles, CA  90024

Alec E. Gores, trustee of the
Revocable Living Trust Agreement of Alec E. Gores
c/o Gores Technology Group
10877 Wilshire Boulevard, Suite 1805
Los Angeles, CA  90024

Alec E. Gores
c/o Gores Technology Group
10877 Wilshire Boulevard, Suite 1805
Los Angeles, CA  90024

Ladies and Gentlemen:

          We refer to the Sale and Purchase Agreement (the "Sale and Purchase
                                                            -----------------
Agreement") dated as of September 28, 2000 by and among  Alec E. Gores, trustee
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of the Revocable Living Trust Agreement of Alec E. Gores, GTG/Wizard, LLC and
Mattel, Inc. Capitalized terms used but not otherwise defined herein shall have the respective meanings given such terms in the Sale and Purchase Agreement.

          1. Each of the parties to this Letter Amendment hereby agrees that, effective as of September 28, 2000, the Sale and Purchase Agreement is amended to add Alec E. Gores as a signatory thereto, by adding Alec E. Gores to the cover page, preamble and signature page thereto.

          2. Each of the parties to this Letter Amendment hereby agrees that, effective as of September 28, the Sale and Purchase Agreement is amended by deleting the title of Article IV of the Sale and Purchase Agreement and replacing it with the following: "REPRESENTATIONS AND WARRANTIES OF THE COMPANY, AEG AND ALEC E. GORES"

          3. Each of the parties to this Letter Amendment hereby agrees that, effective as of September 28, the Sale and Purchase Agreement is amended by deleting the lead-in
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language to Article IV of the Sale and Purchase Agreement and replacing it with the following: "Each of the Company, AEG and Alec E. Gores represents and warrants to Mattel that the statements contained in this Article IV are true and correct as to such party."

          4. Each of the parties to this Letter Amendment hereby agrees that, effective as of September 28, Section 4.1 of the Sale and Purchase Agreement is amended by adding the following after the second sentence thereof: "Alec E. Gores represents that he is the sole trustee of AEG and has sole power to act on its behalf."

          5. Each of the parties to this Letter Amendment hereby agrees that, effective as of September 28, Section 3.6 (b) of the Sale and Purchase Agreement is amended by adding the words "and a similar filing in Ireland" immediately after the parenthetical defining HSR Act in the first sentence thereof.

          6. Each of the parties to this Letter Amendment hereby agrees that, effective as of September 28, Section 4.2 of the Sale and Purchase Agreement is amended and restated as follows:

          "4.2  Authorization; Validity and Effect of Agreement.  Each of the
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Company and AEG has the requisite corporate or trust power and authority, and
Alec E. Gores has all requisite power and authority, to execute, deliver and perform such party's obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the Company and AEG of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors or its trustees, as applicable, and all other necessary corporate or trust action on the part of each of them and no other corporate or trust proceedings on the part of each of them are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Company, AEG and Alec E. Gores and, assuming that it has been duly authorized, executed and delivered by Mattel, constitutes a legal, valid and binding obligation of each of them, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing."

          7. Each of the parties to this Letter Amendment hereby agrees that, effective as of September 28, Section 4.3 of the Sale and Purchase Agreement is amended and restated as follows:

          "4.3 No Conflict; Required Filings and Consents.
               ------------------------------------------

     (a) Neither the execution and delivery of this Agreement nor the performance by each of the Company, AEG and Alec E. Gores of its obligations hereunder, nor the consummation of the transactions contemplated hereby, will:
(i) conflict with the provisions of the trust instrument or limited liability company agreement or other organizational document; (ii) assuming satisfaction of the requirements set forth in Section 4.3(b) below, violate any statute, law, ordinance, rule or regulation, applicable to it or any of its properties or assets; or (iii) violate, breach, be in conflict

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with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any of any obligation under, or result in the creation or imposition of any Lien upon any properties, assets or business of the Company, AEG or Alec E. Gores, as applicable, under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which any of them is a party or by which any of them or any of their respective assets or properties is bound or encumbered except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a material adverse effect on its obligation to perform its covenants under this Agreement.

          (b) Except for the pre-merger notification requirements of the HSR Act and a similar filing in Ireland, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any Governmental Entity or any other Person is required to be made or obtained by the Company, AEG or Alec E. Gores in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to obtain such consent, approval, authorization, permit or declaration or to make such filing or registration would not, individually or in the aggregate, have a material adverse effect on any such party's obligation to perform such party's covenants under this Agreement."

          8. Each of the parties to this Letter Amendment hereby agrees that, effective as of September 28, Section 4.4 of the Sale and Purchase Agreement is amended and restated as follows:

          "4.4  Broker's Fee.  Except as set forth in Section 8.1(a), no broker,
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finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company, AEG or Alec E. Gores."

          9. Each of the parties to this Letter Amendment hereby agrees that, effective as of September 28, Section 4.5 of the Sale and Purchase Agreement is amended and restated as follows:

          "4.5  Acquisition of TLC Shares and LLC Interests for Investment;
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Ability to Evaluate and Bear Risk  .  Each of the Company, AEG and Alec E. Gores
---------------------------------
agrees that the TLC Shares and LLC Interests may not be, directly or indirectly, sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, except pursuant to an exemption from such registration available under such Act, and without compliance with foreign securities laws, in each case, to the extent applicable."

          10. Each of the parties to this Letter Amendment hereby agrees that, effective as of September 28, Section 4.6 (a) of the Sale and Purchase Agreement is amended and restated as follows:

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          "(a) Each of the Company, Alec E. Gores and AEG is an informed and sophisticated participant in the transactions contemplated hereby and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement."

          11. Each of the parties to this Letter Amendment hereby agrees that, effective as of September 28, Section 5.11of the Sale and Purchase Agreement is amended by adding the following to the end thereof:

          "The Capital Contributions Cap shall, in the event of a business disposition of Company assets that constitutes a Liquidity Event (whether by stock transfer, asset sale, merger, or other transfer), be reduced by an amount obtained by multiplying the then-current Capital Contributions Cap by a fraction, the numerator of which is the amount of revenue earned by the business so disposed of in the four fiscal quarters ending on the Quarter End Date and the denominator of which is the amount of revenue earned by the Company in the four fiscal quarters ending on the Quarter End Date (adjusted to account for any previous business dispositions during such four fiscal quarters that required an adjustment of the Capital Contributions Cap). The intention of this adjustment is to fairly reduce the Capital Contributions Cap and if revenue is not a fair proxy for determining the amount by which the Company's capital needs have been reduced as a result of such Liquidity Event, the parties will negotiate in good faith an amendment to this provision; provided that nothing in this sentence
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shall effect the obligation set forth in clause (i) of this Section 5.11(a)."

          12. Each of the parties to this Letter Amendment hereby agrees that, effective as of September 28, Section 8.2 (a) of the Sale and Purchase Agreement is amended and restated as follows:

          "(a) Neither AEG nor Alec E. Gores shall transfer (directly or indirectly) any portion of the membership interest in the Company held by it (whether directly or indirectly), other than, in the case of AEG, to a wholly-owned Subsidiary of AEG, but only if such Subsidiary agrees with Mattel to be bound by each commitment and obligation of AEG contained in this Agreement."

          13. Each of the parties to this Letter Amendment hereby agrees that, effective as of September 28, Section 8.2 (b) of the Sale and Purchase Agreement is amended by deleting the words "Neither the Company nor AEG" in the first line thereof and replacing them with the words "None of the Company, AEG or Alec E. Gores"

          14. Each of the parties to this Letter Amendment hereby agrees that, effective as of September 28, Section 8.3 of the Sale and Purchase Agreement is amended by deleting the word "AEG" from the title thereof and by adding the following to the end thereof: "Alec E. Gores hereby agrees to cause AEG to perform and fulfill, all of AEG's obligations and commitments set forth in this Agreement (and to be responsible for such obligations and commitments as if every reference to AEG in this Agreement were also a reference to Alec E. Gores) and Alec E. Gores shall not take any actions, including, without limitation, (i) directly or indirectly authorizing or permitting the amendment or revocation of AEG's trust documents or

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trust and (ii) withdrawing assets or property from AEG as to make the representation contained in Section 4.8 hereof untrue as of immediately after such withdrawal as if made as and of such time, or permit AEG to take any actions, that are inconsistent with such obligation.

          15. Each of the parties to this Letter Amendment hereby agrees that, effective as of September 28, Section 12.6 of the Sale and Purchase Agreement is amended by adding the following to the end thereof:

          "(d)  If to Alec E. Gores:

                Alec E. Gores
                c/o Gores Technology Group
                10877 Wilshire boulevard, Suite 1805
                Los Angeles, CA  90024
                Fax No.:  (310) 209-3310

                With a copy to:

                Riordan & McKinzie
                600 Anton Boulevard
                Costa Mesa, CA  92626
                Attention:  James W. Loss, Esq.
                Fax No.:  (714) 549-3244"

          Each of the parties to this Letter Amendment (other than Mattel) hereto represents and warrants to Mattel and Mattel hereby represents and warrants to the other parties to this Letter Amendment that (i) each has the requisite power and authority to execute and deliver this Letter Amendment, (ii) the execution and delivery of this Letter Amendment by it has been duly authorized (if needed), (iii) this Letter Amendment has been duly and validly executed and delivered by each of them and, (iv) assuming that this Amendment has been duly authorized, executed and delivered by the other parties to this Letter Amendment, this Letter Amendment constitutes a legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          This Letter Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          This Letter Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.

          Except as amended hereby, the Sale and Purchase Agreement shall remain in full force and effect as previously executed, and the parties hereto hereby ratify the Sale and Purchase Agreement as amended hereby. Alec E. Gores agrees to be bound by the terms of the Sale and Purchase Agreement as amended hereby as if he were an original signatory thereto.

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          If you agree with the matters set out above, please execute the duplicate copy of this Letter Amendment in the space provided for your signature below and return it to me.


                                               MATTEL, INC.


                                               By: /s/ Robert A. Eckert
                                                  -----------------------------
                                                  Name: Robert A. Eckert
                                                  Title: Chairman & CEO




Agreed to and acknowledged
as of the above date:


ALEC E. GORES, TRUSTEE OF THE  REVOCABLE
LIVING TRUST AGREEMENT OF ALEC E. GORES


By:  /s/ Alec E. Gores
    ------------------------------
     Alec E. Gores, Trustee



GTG/WIZARD, LLC

By:  Wizard Holding Company, LLC
     its Manager


By: /s/ Alec E. Gores
   --------------------------------
     Alec E. Gores
     Authorized Signatory


ALEC E. GORES

/s/ Alec E. Gores
---------------------------------------------
By: Alec E. Gores, in his individual capacity

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